EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated June 7, 2004 (except for Note 16, as to which the date is June 18, 2004), accompanying the consolidated financial statements and schedule included in this Amendment No. 3 to the Annual Report of MTI Technology Corporation and subsidiaries on Form 10-K for the year ended April 3, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of MTI Technology Corporation on Forms S-8 (Nos. 333-117401, 333-109060, 333-103065,, 333-76972, 333-69030, 333-66716, 333-95915, 333-92623, 333-85579, 333-61957, 333-46363, 333-50377, 333-18501, 33-75180 and 33-80438) and Form S-3 (Nos. 333-118657 and 333-85410).

/s/ GRANT THORNTON LLP

Irvine, California
December 20, 2004